Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Jack Weinstein	Melody Carey
Chief Financial Officer	Rx Communications
(201) 934-4201	(917) 322-2568
jweinstein@catalystpharma.com	mcarey@rxir.com

CATALYST PHARMACEUTICAL PARTNERS RECEIVES

NASDAQ DEFICIENCY NOTICE

CORAL GABLES, FL, May 22, 2009 Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX) today announced that on May 19, 2009 it was advised by The NASDAQ Stock Market® that, based on the Company’s stockholders equity as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, the Company is no longer in compliance with the $10 million minimum stockholders’ equity requirement for continued listing on the NASDAQ Global Market under NASDAQ Marketplace Rule 5450(b)(1)(A). As of March 31, 2009, the Company’s stockholders’ equity was approximately $7.7 million. This notification has no immediate effect on the Company’s listing on the NASDAQ Global Market or on the trading of the Company’s common stock.

As provided in the rules of The NASDAQ Stock Market, the Company has until June 3, 2009 to provide The NASDAQ Stock Market with a plan to regain compliance with the NASDAQ Global Market continued listing requirements. If The NASDAQ Stock Market accepts the Company’s plan, of which there can be no assurance, The NASDAQ Stock Market may grant the Company up to 105 days from May 19, 2009 to achieve and sustain compliance. If The NASDAQ Stock Market determines that the Company’s plan is not sufficient to achieve and sustain compliance, it will provide written notice that the Company’s common stock will be delisted from the NASDAQ Global Market. At such time, the Company may appeal NASDAQ’s delisting determination to a NASDAQ Listing Qualifications Panel or may apply to list its common stock on the NASDAQ Capital Market. The NASDAQ Capital Market is a continuous trading market that operates in the same manner as the NASDAQ Global Market. All companies whose securities are listed on the NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards. The Company believes that it currently meets all of the requirements for listing on the NASDAQ Capital Market.

The Company intends to submit a plan to The NASDAQ Stock Market on or before June 3, 2009 to maintain its listing on the NASDAQ Global Market.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a biopharmaceutical company focused on the development and commercialization of prescription drugs for the treatment of addiction and obsessive-compulsive disorders. The Company has obtained from Brookhaven National Laboratory an exclusive worldwide license for nine patents in the United States relating to the right to use vigabatrin to treat a wide variety of substance addictions and obsessive-compulsive disorders. Catalyst has also been granted rights to Brookhaven’s vigabatrin-related foreign patents or patents pending in more than 30 countries. The Company’s initial product candidate based on vigabatrin is CPP-109. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (“FDA”) for the treatment of cocaine addiction. This indicates that the FDA has recognized that CPP-109 is intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and which demonstrates the potential to address unmet medical needs. For more information about the Company, go to www.catalystpharma.com.

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including our ability to successfully complete the clinical trials required for us to file a new drug application for CPP-109, our ability to complete such trials on a timely basis within the budgets we establish for such trials, our ability to protect our intellectual property, our ability to continue to list our common stock on the NASDAQ Global Market or to list our common stock on the NASDAQ Capital Market and those other factors described in the Company’s Annual Report on Form 10-K for 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 that the Company has filed with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.